Exhibit 10.1

PROPERTY MANAGEMENT AGREEMENT

BY AND BETWEEN

Capital Park Apartments Limited Partnership

("Owner")

AND

American Rental Management Company

("Manager")

Capital Park Twin Towers

Capital Park Plaza Apartments

PROPERTY MANAGEMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE 6.	INDEMNIFICATION	19
6.1	Indemnification of Owner	19
6.2	Indemnification of Manager by Owner	19
6.3	Survival	20

ARTICLE 7.	TERMINATION	20
7.1	Termination by Owner for Cause	20
7.2	Termination by Owner for Other Events	20
7.3	Termination by Manager	21
7.4	Procedures on Cancellation or Termination	21

ARTICLE 8.	REPRESENTATIONS AND WARRANTIES OF MANAGER	22
8.1	Organization and Authorization	22
8.2	Manner of Performance	23
8.3	Licenses	23

ARTICLE 9.	MISCELLANEOUS, GENERAL PROVISIONS	23
9.1	Tax Credit Consultant	23
9.2	No Assignment by Manager	23
9.3	Assignability by Owner	24
9.4	No Non-Compete	24
9.5	Successors and Assignors	24
9.6	Estoppel Certificate	24
9.7	Notices	24
9.8	No Waiver	25
9.9	Approvals	25
9.10	Rights Cumulative	25
9.11	No Third-Party Beneficiary	25
9.12	No Oral Modification	25
9.13	Counterparts	26
9.14	Governing Law	26
9.15	Complete Agreement	26
9.16	Amendments	26
9.17	Confidentiality	26
9.18	Waiver of Jury Trial	26
9.19	Choice of Jurisdiction and Venue	26
9.20	Reservation of Right	26
9.21	Nondiscrimination	26
9.22	Construction of Agreement with HUD Rights	27
9.23	Drug Free Workplace	27
9.24	Duty to Cooperate	27
9.25	Definitions	27

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of October 29, 2002, by and between Capital Park Apartments Limited Partnership, a District of Columbia limited partnership ("Owner"), and American Rental Management Company, a Delaware corporation ("Manager").

WITNESSETH

WHEREAS, Owner is 95% tenant in common owner of certain real property (the "Real Property"), with improvements thereon (the "Improvements"), known as Capital Park Twin Towers and Capital Park Plaza Apartments located at 201 I Street, Southwest and 101-103 "G" Street Southwest, in Washington D.C. (the Real Property and the Improvements being sometimes referred to collectively as the "Property");

WHEREAS, pursuant to that certain Tenancy In Common Agreement dated as of October ___, 2002, Owner has the exclusive right to contract for management of the Property and Capitol Park Associates and Capitol Park Land Corporation have no such right and therefore will not be recognized by Owner or Manager except as expressly provided herein; and

WHEREAS, Owner desires to employ Manager as exclusive manager for the Property during the term of this Agreement, and Manager desires to accept such responsibilities and duties, in accordance with the terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, Owner and Manager hereby covenant and agree as follows:

  TERM

    Subject to HUD approval, the term of this Agreement shall commence on the date Owner notifies Manager to commence management of the Property (the "Commencement Date") and shall expire on the 12-month anniversary of the Commencement Date, unless sooner terminated in accordance with this Agreement (the "Initial Term"). The Initial Term shall be automatically extended for consecutive periods of twelve (12) months each (each a "Renewal Term", and together with the Initial Term, collectively referred to as the "Term"), unless either party notifies the other party in writing, on or before the date which is sixty (60) days prior to the end of the then-current term of its election not to so extend the term, or unless terminated in accordance with the other provisions of this Agreement, in which event the term shall expire at the expiration of the Initial Term or the then current Renewal Term, as applicable.

  APPOINTMENT OF MANAGER, INDEPENDENT CONTRACTOR

    Appointment and Engagement of Manager. Subject to the terms and conditions hereof, Owner hereby engages Manager, and Manager hereby accepts such engagement, as the exclusive manager for the Property and leasing agent for the Property. Manager, by its execution hereof, hereby accepts such appointment and engagement upon and in accordance with the terms hereof. Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except to the extent specifically provided herein or to the extent necessary to carry out the specific authority given to Manager, and Manager shall not hold itself out as having authority to act on behalf of Owner in any manner which is beyond the scope of this Agreement.
    General Duties and Standards. Manager shall use reasonable efforts to perform and provide the services required by this Agreement in an efficient, expeditious and economical manner, consistent with the industry standards for management of similar Washington, D.C. metropolitan area HUD and Tax Credit apartment communities, in accordance with any applicable standards established by Owner and agreed to by Manager, and in accordance with Manager's standard policies and procedures ("Policy and Procedures"), a copy of which has been provided to Owner. Manager, on behalf of Owner, shall implement, or cause to be implemented, the decisions of Owner and shall conduct the ordinary and usual business affairs of Owner with respect to the Property as provided in this Agreement. Manager shall at all times conform to the policies and programs established by Owner, and the scope of Manager's authority shall be limited to said policies and programs and as otherwise provided for in this Agreement.
    Independent Contractor. In the performance of its services hereunder, Manager shall be and act as an independent contractor; therefore, Manager agrees that:
      Nothing in this Agreement, or in the relationship between Owner and Manager, shall be deemed to constitute a partnership, joint venture or any other similar relationship and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Owner and Manager.
      No federal or state income tax, Social Security deductions or any other deductions or contributions will be withheld by Owner from the payments made to Manager by Owner.
      All persons providing services under this Agreement shall be either employees of Manager or of Manager's contractors or suppliers, but such persons shall not be, or become, employees of Owner by virtue of any provision of this Agreement. Owner will not maintain worker's compensation insurance for Manager or its employees and Manager shall be responsible for maintenance of worker's compensation for all employees of Manager.

  DUTIES OF MANAGER

    Commencement of Services. Beginning on the Commencement Date, Manager shall continually manage and operate the Property during the Term, and shall, within the limitations of the Approved Budget (as herein defined), perform those acts necessary or desirable for the operation of the Property in accordance with the scope of services and standards set forth in this Agreement, including, without limitation, all services, functions, and responsibilities set forth in this Article 3, as such may be supplemented, enhanced, modified or replaced during the Term.
    Initial and Ongoing Reporting Requirements.
      Rent Roll: On the Commencement Date, Manager shall provide Owner with a current rent roll (in form reasonably approved by Owner) covering the current calendar month. From and after the Commencement Date, Manager shall update such rent roll monthly on or before the 5th day of each month.
      Budget: On the Commencement Date, Manager shall prepare and provide for Owner's approval the annual budget (as described in Sections 3.5.5 and 3.5.6 hereof) covering the period from the Commencement Date through the end of the current calendar year. On or before November 1st of each year in the Term, Manager shall update such budget on a calendar year basis and deliver such update to Owner, for Owner's review. Owner shall present any comments on the updated annual budget to Manager, and Manager shall revise such updated budget accordingly and deliver a revised updated budget to Owner on or before the later of (a) twenty (20) days after receipt by Manager of Owner's comments or (b) December 15th.
      Property Inspection: Within ninety (90) days following the Commencement Date, Manager shall complete and deliver to Owner a report (in form reasonably approved by Owner) summarizing Manager's in-depth on-site inspection of the Property addressing issues related to deferred maintenance, tenant problems, general appearance, service contracts, and market conditions (the "Property Inspection Report"). Manager shall update such Property Inspection Report quarterly, on or before January 15, April 15, July 15 and October 15 of each year.
      Transfer of Utility Billings: Within fifteen (15) days following the Commencement Date, Manager shall transfer utility billings to Manager's address (if different from current billing address) and review all utility services being provided. All utilities will be in the name of the Property or the Owner d/b/a the Property.
      Preventive Maintenance Plan: Within ninety (90) days following the Commencement Date, Manager shall prepare and deliver to Owner for Owner's approval a plan (in form reasonably approved by Owner) for preventive and scheduled maintenance and testing for all mechanical equipment and systems within the Property, which shall include the development of forms, schedules, procedures, frequencies, filing requirements and reporting functions for maintenance on an anticipatory basis, minimizing inconvenience to employees, invitees and guests (once approved by Owner, the "Preventive Maintenance Plan"). The frequencies and procedures set forth in the Preventive Maintenance Plan shall (a) follow the manufacturer's recommendations, as well as historical experience, and (b) focus toward achieving optimal efficiency based on cost effectiveness and reliability from each piece of equipment. The initial Preventive Maintenance Plan shall cover the period from the Commencement Date through the end of the current calendar year. Manager shall update the Preventive Maintenance Plan annually.
      Budget vs. Actual Reporting: Manager shall prepare and deliver to Owner on the 20th of each month a monthly statement for the prior month comparing the monthly budgeted amounts collected and disbursed as set forth in the budget described in Section 3.2.2, and once approved pursuant to Sections 3.5.5 and 3.5.6, the Approved Budget, against the actual amounts collected and disbursed (the "BVA Report") of the Property, on an accrual basis, in a form reasonably approved by Owner, including a written explanation of monthly and year to date material variances between such budgeted and actual collections and disbursements (specifically including those variances of which Owner has notified Manager that Owner deems to be material), physical vacancy factors, and an accounts receivable report (including an aging receivable report) on the Property. Manager shall furnish to Owner at such time: (a) a list of all disbursements including vendor name, amount, check number and a brief description; (b) a list of all occupied units showing prior delinquencies or prepaid amount, monthly billings, rents received, and current delinquencies or prepaid amounts; (c) a summary of monthly receipts less monthly disbursements; (d) copies of monthly bank statements (including the Security Deposit Account), with reconciliations of each; (e) Management Fee computations; (f) details of upcoming capital improvement projects, including timing, budgets and expected source of funds for payment; (g) a narrative report of significant property management activities; and (h) a detailed project activity ledger print out.
      Financial Statements: Manager shall prepare and deliver to Owner on the 20th of the month after the close of each quarter a quarterly financial statement of the Property, prepared in accordance with accrual method reporting systems for residential properties, including a reconciliation to the net cash for the same period reported in the BVA Report and including any expenses relating to the Property or ownership of the Property paid directly by Owner of which Owner timely notifies Manager.
      Reports. By the 12th day of each month, Manager shall furnish to Owner a statement of receipts and disbursements from the operation of the Project during the prior calendar or fiscal month, certified true and correct by the property manager. In addition, Manager shall, on a mutually acceptable schedule, prepare and submit to Owner such other reports as Owner shall specify, including, but not limited to, the following:

    a) Weekly occupancy, leasing status, traffic reports, and collection reports.

    b) Monthly market comparable rent survey.

    c) Monthly bank reconciliations.

    d) Rent roll and delinquent accounts including write offs, if any.

    e) Escrow and trust accounts.

    f) List of all security deposits held.

    Lease Administration.
      Exclusive Representation. Subject to Owner's approval, during the Term Manager shall serve as Owner's exclusive representative and agent in all dealings with existing and future tenants at the Property. Manager shall have the authority to negotiate and execute leases in accordance with minimum leasing requirements. The Property contains residential units (the "Units"). Manager shall operate the Project in accordance with the documents evidencing the Tax Credits and Project Loans (including, without limitation, the Regulatory Agreement), and shall cause the Property to comply at all times with the Minimum Set-Aside Test and the Rent Restriction Test.
      Initial Leasing. Manager shall undertake a program to lease and re-lease the Units at the Property to tenants, including preparing for Owner an overall leasing program, reporting monthly to the Owner the leasing status of the Units, preparing rent rolls, advertising the availability for rental of the Units or any portion thereof, preparing (in conjunction with the Owner's counsel, such counsel to be paid by the Owner) a standard form of lease, to be approved by the Owner before submission to prospective tenants and quarterly (on or before thirty (30) days prior to the end of each quarter) preparing for Owner a schedule of asking rents for the Units for the coming quarter to be approved by Owner; Manager shall also originate, negotiate (with Owner's participation, at Owner's election) and execute, all leases for the Units in accordance with Owner pre-approved terms and in accordance with minimum leasing requirements.
      Cancellation of Residential Leases. Consistent with the terms hereof and the Policy and Procedures, Manager has the authority to cancel leases for the Units, to terminate tenancies for the Units, and to sign and serve the required notices in the name of the Owner.
      Report of Default. Manager shall promptly report to Owner the receipt of any formal notice of landlord default received from any tenant and any other notice of a material nature from any such tenant.
      Legal Actions. Consistent with the terms hereof and the Policy and Procedures and with respect to all Units, Manager has the authority to institute and prosecute legal actions, evict tenants and recover possession of the premises, sue for and in the name of Owner to recover rents and other sums due, when deemed expedient, and settle (if amount in dispute is less than $5,000), compromise and release such actions or suits and/or reinstate such tenancies; provided, however, that in no event shall any settlement, release or compromise exceed $5,000 without the prior written consent of Owner. In connection with any collection efforts or other legal action, only legal counsel or collection firm designated by Owner shall be retained. All legal expenses incurred in bringing such approved suit or proceeding shall be paid by Owner or from the Operating Account.
      Subleasing. Consistent with Policy and Procedures, Manager shall have the authority to approve or deny approval of subleases submitted by residential tenants.
    Management.
      Implementation of Owner's Decisions. Manager shall implement any and all decisions of Owner made known to Manager relating to the management of the Property and shall initiate and take such other actions in the management and administration of the Property as are consistent with this Agreement and necessary or desirable for achieving maximum efficiency and success of the Property for the benefit of Owner.
      Vendor Contracts. Within the limitations of the Approved Budget and Preventative Maintenance Plan, Manager shall coordinate, supervise, arrange for and/or direct the management and physical operation of the Property, including but not limited to, building cleaning, maintenance and general building repairs and maintenance, trash hauling, equipment maintenance and window cleaning. In connection with the foregoing, Manager shall arrange for such services on behalf of Owner (contracts must be assigned to Owner or Owner's nominee), but shall not, without the prior written authorization of Owner, enter into any contract or obligation therefor (a) unless the identity of the contractor or service provider has been approved by Owner and (b) that is not included in the Approved Budget, or is in excess of $5,000.00. No such Owner authorization is necessary if the contract is within the Approved Budget, is with a contractor or service provider approved by Owner, and is cancelable on 30 days notice. As a condition to obtaining any required Owner authorization, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the relationship, if any, between Manager and the party proposed to supply such goods and/or services.
      Contract Limitations. Unless otherwise approved in writing by Owner, each service contract entered into by Manager shall not extend for more than one year (with the exception of service contracts that are routinely more than one year, such as laundry contracts, etc.), and shall include a provision of cancellation thereof upon not more than thirty (30) days written notice, and shall require that all contractors provide evidence of sufficient insurance. All service contracts shall be approved by Owner and entered into by Manager for the account and in the name of the Property (or the Owner d/b/a the Property), and the funds necessary to pay for the services so obtained shall be paid from the Operating Account (hereinafter defined). Manager shall review all service contracts on an annual basis, determine whether to retain or cancel the services being provided.
      Market Rate Services. The Owner and Manager agree that all goods and services purchased from individuals or companies with which the Owner or Manager has an identity of interest shall be purchased at costs not in excess of those that would be incurred in making purchases from any individual or company not affiliated with Owner or Manager.
      Property Employees. Consistent with Policy and Procedures, Manager shall hire, discharge, supervise, and screen (including criminal background checks and drug testing to the extent deemed appropriate by Manager) all employees required for the operation and maintenance of the Property in the name of Manager ("Property Employees"), it being agreed that all such operations and maintenance personnel whose regular daily work station is (in whole or in part) at the Property shall be employees of Manager. Manager agrees to identify in the Approved Budget all positions whose salaries or wages may from time to time be charged as employed for direct services rendered to the Property. The total of all employee wages and benefits-shall be billed to and paid to Manager out of the Operating Account, including without limitation (i) all wages, bonuses and benefits (which shall include any contributions made by or on behalf of Manager to a pension or profit sharing plan for the benefit of such Property Employees); and (ii) any training services provided to the Property Employees and from such payment Manager shall then be responsible for paying each such employee directly (no such payments to individual employees shall be made by checks from the Operating Account). Notwithstanding anything in the foregoing to the contrary, it is agreed that Manager shall be required to bear the costs of all salaries of Manager's executive personnel from the compensation to be paid Manager pursuant to the terms of this Agreement. No general, administrative or overhead costs of Manager's executive personnel shall be passed through to Owner. If any costs of the Property Employees, including off-site employees providing services for the Manager in connection with the Project, are incurred in part for the Property and in part for other properties (e.g. the salary of a Portfolio Manager, Maintenance Director, or Property Accountant), such cost shall be prorated between the Property and such other properties, using a method reasonably selected by Manager and subject to the reasonable review and approval by Owner.
      Purchase of Supplies. Manager shall purchase all supplies incidental to building operation and maintenance in accordance with the Approved Budget.
      Resident Requests. Consistent with Policies and Procedures, Manager shall systematically and promptly receive and investigate all service requests from tenants, take such action thereon as may be justified, and keep records of the same. Emergency requests will be received and serviced on a twenty-four (24) hour basis. Complaints of a serious nature will be reported immediately to Owner after investigation and Owner will be provided quarterly a list of serious tenant complaints and the measures taken to respond thereto.
      Preparation of Units. Manager shall see that each space available for lease is placed in good rentable order after being vacated by a tenant and that any chargeable damage is collected from the vacating tenant by charging the security deposit or otherwise collecting monies due.
      Lease Enforcement. Manager shall enforce the terms and conditions of tenant leases and to this end Manager shall see that all tenants are informed with respect to such rules, regulations, and notices as may be reasonably promulgated by Owner from time to time.
      Sale of Property. Manager shall cooperate fully with Owner in any attempt(s) by Owner to effectuate a sale of the Property or to obtain financing secured by the Property including, without limitation, assisting Owner in (i) answering any reasonable questions posed by prospective purchasers and lenders with respect to matters within the scope of Manager's duties hereunder, and (ii) preparing lists and schedules of leases, concessions, operating equipment, operating supplies and similar items.
    Administrative.
      Bank Accounts.
        Manager shall use commercially reasonable efforts to collect when due all rents and other receipts due and owing from tenants of the Property and any other amounts and charges which may become due from time to time from tenants or any other parties with respect to the Property, and promptly deposit all rents and other receipts collected for Owner in an interest-bearing account or accounts separate from all other accounts and funds of Manager, with a financial institution whose deposits are insured by an agency of the United States government (the "Operating Account"). The Operating Account shall be the sole and exclusive property of Owner, and Manager shall retain no interest therein. The Operating Account shall be established in the name of the Manager to be held in Trust for the Owner. Manager shall use the Operating Account to pay all approved and authorized expenses, as set forth herein, incurred by the Property. Signature authority for the Operating Account shall be vested in Manager and Manager shall possess and maintain sole responsibility over the Operating Account.
        Manager shall use commercially reasonable efforts to collect, deposit, and disburse security deposits, if required, in accordance with the terms of each tenant's lease and in accordance with applicable law. Manager shall maintain detailed records of all security deposits collected. Security deposits will be deposited by Manager in an interest bearing escrow account, separate from all other accounts and funds, with a financial institution whose deposits are insured by an agency of the United States Government (the "Security Deposit Account").
        Manager shall set up and maintain appropriate reserve accounts for deferred and contingency expenditures for the Property in accordance with the Approved Budget.
      Emergency Disbursements. Emergency repairs, involving manifest danger to life or property, or immediately necessary for the preservation and safety of the Property, or for the safety of the tenants or required to avoid the suspension of any necessary service to the Property as required by provision of tenant lease agreements may be made by Manager as is necessary, at Owner's expense, and Manager shall make commercially reasonable efforts to notify Owner within twenty-four (24) hours after the occurrence of an event of an emergency nature, the nature of the remedy implemented by Manager, and the cost of implementing such remedy. Actual and reasonable expenses for materials and labor for such emergency purposes shall be paid for from the Operating Account or by Owner, at Owner's discretion.
      Review of Accounts Payable. Manager shall review and approve all accounts payable invoices or bills to determine whether the invoice or bill is valid for payment in accordance with the Approved Budget and pay, to the extent that funds of Owner are in the Operating Account or are made available by Owner to Manager, all debts, expenses and other obligations, including all real estate taxes (or escrows therefor), utilities, insurance premiums, required mortgage debt service and other operating and rental expense of the Property reflected on the Approved Budget or required for emergencies as reflected above. All such payments shall be made prior to the time that any penalties or interest would accrue upon such sums. Manager shall use reasonable efforts to minimize operating expenses by obtaining competitive pricing on all services and obtaining at least three bids on expenditures exceeding $10,000 (a "major expenditure"). Manager shall use reasonable efforts to comply with the limitations on expenditures set forth in the Budget. Manager shall obtain Owner's prior written consent before incurring on behalf of Owner any single expenditure in excess of twelve thousand dollars ($12,000) excluding utility bills and other normal and recurring expenses included in the Budget, except in an emergency in which case Manager may incur such expenses as are to protect life and property. Manager shall notify Owner of any such emergency expenses as soon as practicable after they are incurred but in no event later than three (3) days thereafter. Manager shall not request payment of any invoices, whether to itself or a third party, marked up above actual cost, nor shall Manager request payment of any compliance fees, marketing fees, mark-up on employees' salary or travel or fees marked up above actual cost.
      Distribution of Cash Flow. Manager shall distribute cash flow from the operation of the Property to the extent available in accordance with all regulatory agreements applicable to the Property and the Owner's limited partnership agreement, and as and when directed by Owner.
      Submission of Annual Budget. Manager shall prepare and submit to Owner for Owner's written approval an annual budget setting forth estimated receipts and expenditures for the Property for the forthcoming calendar year. The annual operating budget (with revenue and expenses allocated by month) shall detail all sources of revenue and categories of expenses and shall be prepared on an accrual basis and shall include a statement outlining a plan of operation and supporting the estimates made therein. Without limitation, the operating budget shall include the following items:
        Repairs and maintenance of the Property.
        Charges for utility services.
        Charges for landscaping, janitorial, extermination and security services.
        Charges for supplies used exclusively for maintenance, such as light bulbs, air filters and cleaning supplies.
        Management Fee (as hereinafter defined)
        Reimbursement for salary and payroll expenses for Property Employees as defined in Section 3.4.5 above.
        Advertising and promotional expenses associated with the Marketing Plan (as defined below).
        Training and information technology expenses.
        Other expenses and capital expenditures approved in writing by Owner.
      Approved Budget. Manager shall implement and administer the budget described in Paragraph 3.6.5 as approved by Owner (the "Approved Budget").
      Books and Records.
        Maintenance of Books and Records. Manager shall set up and maintain all books of account and other appropriate and necessary records of Owner relative to the Property. Manager shall maintain original accounting records for the Property for three (3) years, or such longer period of time as is required under Owner's financing or the Partnership Agreement. Upon termination of this agreement accounting records will be transferred to Owner without obligation on Manager to thereafter maintain such records.
        Examination by Owner. Owner or its representatives may conduct examinations upon reasonable prior notice (except in the case of an emergency in which case such examination may be conducted immediately and without notice), during business hours, of the books and records maintained for Owner by Manager, and such books and records shall be deemed owned by Owner.
        Audits. Manager shall coordinate with Owner, if requested and approved by Owner, an annual audit of the books of account for the Property made within sixty (60) days after the end of each year by an independent auditor designated by Owner, which audit must be certified to Owner and shall, at Owner's request, include a balance sheet, operating expense statement, capital accounts statement, income and expense statement, cash flow statement, certificate of the accountants (who shall be the accountant approved or selected by Owner) covering the results of the audit and confirming that such statements were prepared in accordance with generally accepted accounting principles, and such other statements as are necessary to satisfy the lender(s) under the terms of the loan agreements; to coordinate the federal, state and local income tax returns relative to the Property prepared by an accountant approved or selected by Owner at least forty-five (45) days prior to the statutory date for filing, including extensions thereof, if any, but not later than March 1st of each year; and to furnish to Owner such other reports on the operation of the Property and its physical or financial condition as Owner may require. In connection therewith, Manager shall endeavor to cause the fees of the independent certified public accountants (if any is approved and required by Owner) to be competitive in the marketplace. Except as set forth in the next sentence of this Section 3.5.7(c), the cost of and any expenses relating to the annual audit shall be paid for from the Operating Account.
    Marketing.
      Annual Marketing Plan. Manager shall establish an annual Marketing Plan to be prepared and submitted with the Approved Budget for Owner approval providing the following information: (i) analysis of market for current year providing overview of regional, submarket and neighborhood markets; (ii) area map identifying the Property, (iii) general property advantages/disadvantages, and (iv) competing properties/market condition report.
      General Marketing Duties. Manager has the following responsibilities in providing marketing information to Owner: (i) evaluate existing marketing materials, (ii) define current and anticipated quarterly market conditions and costs, (iii) define targeted tenants, (iv) list promotional materials and costs, (v) estimate lease-up time with projected occupancy rates at six month intervals until 90 percent occupancy is obtained, (vi) anticipate completion dates to achieve marketing plan goals, (vii) monitor activity within immediate market area and assess market conditions affecting Property reporting on a quarterly basis, and (viii) identify how the Property's marketability can be maintained or enhanced. The Plan shall include, at a minimum, the following:

    (a) Minimum Leasing Guidelines: Minimum Leasing Guidelines established jointly by Owner and Manager, setting forth target rental rates and premiums for each unit type and amenity package, together with maximum leasing incentive allowances for promotional purposes. Such guidelines shall incorporate the terms of the Regulatory Agreement, the Project Loan documents and the Tax Credit documents, as well as the requirements of Section 42 ("Section 42") of the Internal Revenue Code of 1986, as amended ("Code"). Manager acknowledges that a certain amount of federal low-income housing tax credits have been allocated to the Property pursuant to Section 42 (the "Project Tax Credits") and that Owner is required to lease at least 65% of the housing units in the Project to tenants whose income and rent levels qualify such apartments for inclusion in determining the amount of Tax Credits actually available to Owner each year. This means that at least 422 of the total 648 housing units must be occupied by individuals with income less than or equal to sixty percent (60%) of area median gross income, as adjusted for family size. In no event will Manager execute any lease (or any renewal or extension thereof) on terms which (i) vary from the minimum leasing guidelines, or (ii) cause the Owner to violate the Minimum Set-Aside Test, the Rent Restriction Test or any other document executed in connection with the Tax Credits or the Project Loans.

    Requirements of Project Loans, Tax Credits and other Property Encumbrances. Manager shall assist Owner to comply with, and, in the performance of its services hereunder, shall itself comply with, all obligations of Owner arising under or in connection with any loan agreement and other loan documents, and all leases, all easements, covenants and restrictions and other similar agreements, provided such obligations as applied to Manager are consistent with this Agreement, and have been previously disclosed to Manager. Manager shall comply with the leasing and other requirements contained in (i) Section 42 of the Code with respect to rental units eligible for Tax Credits; and (ii) any documents executed by the Owner in connection with the acquisition, financing, and ownership of the Property, including, but not limited to, the Owner's Partnership Agreement and the Project Documents (as such term is defined in the Owner's Partnership Agreement). The Manager acknowledges that obtaining the Tax Credits will have substantial economic value to the Owner and its partners. The Manager shall familiarize itself with the requirements set forth in Section 42 of the Code as they relate to the Manager's leasing and management duties under the Agreement, and shall comply with such requirements.
    Environmental Risk Management. Manager shall notify Owner of all legal requirements pertaining to the Property of which it becomes aware regarding hazardous materials, as the same may be defined by federal, state or local statute, regulation, rule or ordinance ("Hazardous Materials") and agrees to notify Owner immediately (within a 24 hour period) if it becomes aware of any violation of any such laws regarding Hazardous Materials or the existence of any Hazardous Materials on the Property. Owner acknowledges that Manager is not an expert in Hazardous Materials, and Manager's role shall be limited to assisting and coordinating with applicable federal, state and local authorities to effectuate a cleanup of any Hazardous Materials on the Property. Manager further agrees to timely assist and cooperate with Owner in working with applicable federal, state or local authorities to effectuate a cleanup of any Hazardous Materials on the Property, with all such decisions and actions being subject to Owner's prior written approval. Notwithstanding any termination of this Agreement, Owner agrees to indemnify, defend and save Manager harmless from and against any claim demand, liability, loss, damages, expenses (including without limitation court costs and reasonable attorneys' fees) based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, stored or disposed of in, on or about the Property; provided, however, that such indemnity shall not extend to any gross negligence by Manager with respect to such Hazardous Materials.
    Notification of Litigation. If Manager shall be apprised of any claim, demand, suit or other legal proceeding made or instituted or threatened against Owner on account of any matter connected with the Property, Manager shall immediately give Owner all information in its possession in respect thereof, and shall timely assist and cooperate with Owner in all reasonable respects in the defense of any such suit or other legal proceedings.
    Tax Filings. Manager, unless otherwise instructed, shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property and recommend appeal as in its best judgment it may decide. Manager shall pay taxes and mortgages from the Operating Account unless otherwise directed.
    Media. If Manager is, at any time, contacted by any media (e.g., television, radio, newspaper, magazine) regarding the Property, tenants or other occupants of the Property, the management of the Property or the ownership of the Property, Manager shall keep a record of such inquiry and report the same to Owner. Manager shall use its good faith and reasonable discretion in responding to such inquiries provided that if in Owner's opinion such inquiry or response may be sensitive, controversial or otherwise not in the normal course of operating the Property, and Owner makes its opinion known to Manager, Manager shall make no response and shall immediately notify Owner.
    Delivery of Notices. Manager shall promptly deliver to Owner all notices received from any mortgagees, ground lessor, governmental or official entity or other party with respect to the Property.
    Additional Services. Manager shall provide such other services as are required under the terms of this Agreement or as are customarily provided by management companies of similar properties in the area of the Property.
    Limitation Of Authority. Notwithstanding any provision of this Agreement to the contrary, in addition to all other restrictions on the authority of Manager set forth in this Agreement, Manager shall not, without the prior written approval of Owner, which Owner may withhold in its sole discretion, perform or take any of the following actions in connection with the Property and/or on behalf of or burdening Owner:
        Make any expenditure or incur any obligation on behalf of Owner, except for expenditures made and obligations incurred in accordance with this Agreement;
        Convey or otherwise transfer, pledge or encumber any portion of the Property or any other asset of Owner or permit any of the foregoing to occur;
        Retain architects, engineers, attorneys, accountants or other professionals on behalf of Owner to supply goods or service in excess of $5,000 except in accordance with this Agreement;
        Institute or defend lawsuits or other legal proceedings on behalf of Owner if amounts in dispute exceed $5,000;
        Terminate or modify leases (except in accordance with any guidelines approved by Owner for the enforcement of leases as set forth in this Article 3 hereof);
        Pledge the credit of Owner for purchases made by Manager in excess of $5,000;
        Obligate Owner for the payment of any fee or commissions in excess of $5,000 with any real estate agent or broker;
        Borrow money or execute any promissory note or obligation or mortgage, deed of trust, security agreement or other encumbrance in the name of or on behalf of Owner;
        Enter into any contract, agreement, sale, purchase or understanding between Manager and an affiliated or related entity of Manager for goods or services on behalf of the Property without the prior written consent of Owner (an affiliated or related entity is an entity in which Manager or any of its affiliates, directors, or employees or any family member thereof owns or has any direct or indirect proprietary or financial interest) unless in accordance with the procedures set forth in Sections 3.4.1, 3.4.2 and 3.4.3 above;
        Authorize the connection or disconnection of Internet, broadband, DSL, cable, or other communication services (whether similar or dissimilar to the foregoing) to the Property, with the exception of antennae agreements relating to the Property;
        Adopt or change any policy relating to the management, operation, repair, or maintenance of the Property that would be inconsistent with Manager's obligations under this Agreement;
        Undertake any significant alteration, reconstruction, reconfiguration, or other physical change to the Property;
        Take any action or permit any action to be taken that would violate any provision of the Property financing or any law, rule, regulation or governmental requirement applicable to the Property;
        Take any action that would (i) cause the termination or discontinuance of the qualification of any of the 422 Low-Income Units in the Property as "Qualified Low-Income Housing" under Section 42 of the Code; (ii) cause the termination or discontinuance of the Property as a "Qualified Low-Income Housing Project" under Section 42 of the Code; or (iii) cause Owner to fail to qualify for (or cause a recapture of) Tax Credits;
        Incur any expense on behalf of Owner or pay any expenses from the operating account in excess of $5,000, which is not permitted in the Project Budget or under the Plan;
        Enter into any contract or arrangement with any party that would either (i) have a term of more than one year or (ii) would not be cancelable without penalty upon not more than sixty (60) days' notice or upon a sale or other disposition of the Project or partnership interests in Owner; or
        Take any other action in connection with the Project that is either prohibited or not expressly permitted under this Agreement or the Plan.
    Compliance with Laws. Manager shall comply with and obey in all material respects all present and future laws, ordinances, orders, rules, regulations, and requirements of every governmental authority, agency, or board, commission, office or department having jurisdiction over the Property with respect to the property management duties of Manager set forth in this Agreement. All costs related to such compliance shall be paid for from the Operating Account. Notwithstanding the above, Manager shall not be responsible or liable for the failure to comply with the Americans with Disabilities Act of 1990 ("ADA") or other similar laws and regulations as, such laws relate to the design and compliance of the Property, and/or building and zoning codes and local laws and ordinances not relating to property management duties of Manager described in this Agreement. Manager shall make commercially reasonable efforts to notify Owner promptly if Manager becomes aware of any violation of any such above described laws. In the event of any violation of laws not related to the property management duties of Manager described in this Agreement, Owner shall promptly cure such violation at its own expense and not from the Approved Budget.
    Tax Credit Requirements. Manager acknowledges the Owner's objective of obtaining Tax Credits for 422 Units in the Property. Manager represents and warrants that it is familiar with Section 42 of the Code and the requirements thereto including without limitation (i) the Minimum Set-Aside Test, (ii) the Rent Restriction Test, (iii) the requirements in Section 42(g)(2)(D) that the next available unit must be rented to a low-income tenant if income rises above 140 percent of income limit; (iv) rules and regulations regarding qualification for Tax Credits where units are vacant; and (v) rules and regulations by the Agency, HUD and the Project Lenders (collectively referred to herein as the "Regulatory Requirements"). Manager agrees to operate the Property in a manner which meets the Regulatory Requirements, including but not limited to the following:
        To cause the required number of apartment units in the Property to be leased to suitable tenants who comply with all regulations regarding eligibility of the Property for the Tax Credits;
        To obtain from all qualified tenants in the Property the right to receive annual reports from such tenants concerning their incomes and family sizes and any other information needed to verify eligibility;
        To execute a lease for any rental unit in respect of which Tax Credits have been allocated to the Owner only upon first obtaining certification from the tenant, and such other information as may be necessary for the Manager to determine income criteria for low-income housing, that he or she satisfies the income criteria for low-income housing;
        To prepare for Owner's signature, and then to file in a proper manner, the annual certifications required by the provisions of law referred to in Code Section 42(l)(2); and
        To cause the Property to be operated in a manner that complies with all other statutes, regulations and agreements which must be complied with in order for Owner to obtain the Tax Credits with respect to 422 Units in the Property.

  The responsibilities and services included in this Article III are part of Manager's duties and shall not entitle Manager to any additional compensation over and above the Management Fee; provided, however, that the Manager shall be reimbursed for reasonable costs and expenses incurred by it in connection with any sale or refinancing of the Property.

  COMPENSATION

    Management Fee.
      Amount of Management Fees. During the term of this Agreement, Manager shall be entitled to receive, as compensation for services performed by Manager pursuant to this Agreement during each operating month, an amount equal to three percent (3%) of the Effective Gross Income for such operating month (the "Management Fee"), payable in arrears on the first day of each month. Manager shall be entitled to disburse and pay the Management Fee to itself from the Operating Account. Owner and Manager agree that the payment of Management Fees shall be computed and paid according to HUD requirements and in accordance with the Owner's Partnership Agreement. Manager shall submit to Owner an invoice detailing the calculation of the Management Fee each month, no later than the fifth day of the next succeeding month. If the first or last month of this Agreement is not a complete calendar month, the Management Fee for such month shall be calculated on the basis of Gross Operating Revenues for the entire month, and the amount payable for such month shall then be prorated based on the number of days during such month that this Agreement was in effect.
      Definition of Effective Gross Income. As used herein, the term "Effective Gross Income" shall mean for any operating month, the aggregate amount of all rent actually paid under all of the leases for the Units or any part of the Property for such operating month. Effective Gross Income shall not include : (i) the value of rental concessions, (ii) any rent accruing during such operating month but not actually paid by a tenant during such operating month or not actually collected by Manager or otherwise on behalf of Owner during such operating, month; (iii) rent in the nature of any reimbursements for damage to the Property; (iv) any rental income taxes; or (v) any security, utility or other deposits. Effective Gross Income shall also include all ancillary income actually received from the Property including but not limited to cancellation fees, cable fees, telephone fees, laundry income, parking income, administrative fees, move-in fees, pet fees, late charges, transfer fees, interest income and any other amounts paid pursuant to or in connection with the leases that constitute or are considered in the ordinary course of business to be a payment of anything other than rent paid under residential apartment leases (including, without limitation, any proceeds received in connection with any hazard or casualty insurance policy or condemnation proceeding relating to the Property). Effective Gross Income shall also include corporate apartment income and application fees, net of related expenses for these items.
    Additional Services. The parties recognize that certain services which could potentially be required by, or be of value to, Owner are outside of the scope of the services contemplated by this Agreement. If Owner requests Manager to provide such services the parties shall negotiate reasonable additional compensation based on the fees which would be charged by third parties performing comparable services. Examples of services outside the scope of this Agreement include (a) substantial construction management services for tenant construction, building retrofits or major capital improvements, (b) substantial assistance with due diligence efforts of a potential purchaser in connection with a sale of the Property, and (c) substantial assistance in connection with an audit of a ground lessor under a ground lease, (d) the negotiation of cable, phone and internet contracts with third-party providers, and (e) the negotiation of any leasing or licensing of rooftop space.
    Reimbursements. In addition to the Management Fee provided for herein, Manager shall be entitled to monthly reimbursement in arrears for reasonable costs and expenses incurred in performing its duties and responsibilities and providing services required by the terms of this Agreement and the Approved Budget and subject to Section 3.4.4. Manager shall reimburse itself in accordance with Section 3.5.3. Such reimbursement shall include but are not limited to the following: (a) all personnel and related operating costs and expenses applicable to all Property Employees to the extent not already paid out of the Operating Account, specifically excluding the general overhead expenses of Manager's executive personnel; (b) advertising costs to include marketing brochures and similar collateral materials, incurred in connection with Manager's leasing of the Property; (c) administrative costs to include telephone, bank fees, computers/software, IT support, data processing, training, office equipment and supplies to the extent used for the Property; (d) costs for supplies used for maintenance of the Property; and (e) utilities. Said reimbursements shall also include the appropriate portion of the costs and expenses incurred in connection with any management office(s) maintained to provide services to the Property (or to provide services to the Property as well as other nearby properties managed by Manager or an affiliate thereof), such appropriate portion to be determined by prorating the cost thereof between the Property and such other properties using a method reasonably selected by Manager and subject to reasonable review and approval by Owner.

  INSURANCE

  5.1 Insurance Specifications. Manager shall, on behalf and in the name of Owner as primary beneficiary, place and maintain such insurance coverage on the Property, which shall be paid for from the Operating Account, as may be required pursuant to Section 6.5B of the Partnership Agreement and as set forth below:

  5.1.1 Real Estate Error and Omissions. Real estate errors and omissions insurance applicable to acts of Manager in an amount of not less than $2,000,000

  5.2 Fidelity Bond. Manager shall obtain a Blanket Fidelity Bond in connection with the operation of the Property for all management personnel who handle project funds in such amount or amounts as Owner may determine at all times such Blanket Fidelity Bond shall in no event be in an amount of less than $250,000 or two months' gross income.

  5.3 Specific Requirements. All policies of insurance required hereunder shall (a) be issued by insurers and in form and for amounts approved by Owner, and (b) except with respect to the insurance required under Section 5.1.1, be treated as a cost and expense of Owner. Without limiting the foregoing, all insurance shall be effective under valid and enforceable policies issued by insurers of recognized responsibility, and shall, to the extent obtainable, provide that (i) such policies shall not be canceled without at least 90 days' prior written notice to each insured named therein and to the holder of any mortgage to whom loss thereunder may be payable, and (ii) any loss be payable to Owner or to the holder of any mortgage, notwithstanding any act or negligence on the part of Owner or Manager which might otherwise result in forfeiture of said insurance.

  5.4 Notice. Whether or not any of the risks described in this Article 5 are self-insured or covered by insurance, Manager shall:

  5.4.1 Notify Owner and the insurance carrier within twenty-four (24) hours after Manager receives notice of any such loss or injury;

  5.4.2 Take no action (such as admission of liability) which might bar Owner from obtaining any protection afforded by any policy Owner may hold or which might prejudice Owner in its defense to a claim based on such loss, damage or injury; and

  5.4.3 Agree that Owner or its insurance carrier shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit.

  5.5 Compliance with Insurance Requirements. Manager shall review and familiarize itself with the terms and conditions of all such policies and shall make commercially reasonable efforts to take all action necessary to avoid impairing the rights of Owner or any other person or entity covered by such policies. Manager shall cause the Property to be in compliance with the terms of any insurance policies affecting the Property. Manager shall not use the Property, and shall make commercially reasonable efforts to ensure the same is not used, for any purpose that would violate the terms of any such insurance policies or that might increase the premiums payable under any such insurance policies. Manager shall not keep, and shall make commercially reasonable efforts to prevent from being kept, at the Property any material, machinery, equipment, substance or other thing that would violate the terms of such insurance policies. Manager shall provide reasonable access to the Property to agents of any and all insurance companies who may, from time to time, be involved with the issuance of insurance policies for the Property or with inspections of the Property in connection with insurance policies then in force.

  5.6 Mutual Waiver of Subrogation. Manager releases Owner and its authorized representatives and agents from any claims for damage or loss to any person or to the Property that is caused by or results from risks insured under any insurance policies carried by Owner and in force at the time any such damage occurs, to the extent that such release does not impair the insurance coverage then in effect. Owner releases Manager and its authorized representatives and agents from any claims for damage or loss to any person or to the Property that is caused by or results from risks insured under any insurance policies carried by Manager and in force at the time any such damage occurs, to the extent that such release does not impair the insurance coverage then in effect.

  5.7 Manager's Insurance. Manager shall require that all independent contractors performing work at the Property (including, without limitation, Manager) maintain insurance coverage at such contractors' expense. At a minimum, such insurance shall include the following, unless otherwise approved in writing by Owner:

  5.7.1 Workers' compensation and all other insurance pertaining to employees as required by governmental requirements;

  5.7.2 Primary comprehensive general liability and automobile liability insurance covering owned, hired and non-owned vehicles with liability limits of not less than $1,000,000, combined single limit coverage for each occurrence or in such greater amount as Owner may direct. Higher coverage may be required if the work to be performed is sufficiently hazardous.

  5.7.3 Umbrella/Excess --- $4,000,000 per occurrence;

  5.7.4 Crime Insurance --- $1,000,000;

  5.7.5 Employer's Liability --- $500,000

  5.7.6 Such additional coverage as Owner may reasonably direct.

  The insurance referred to in this Section 5.7 shall, without additional cost to Owner, include Owner as an additional insured. The costs of Manager's insurance under this Section 5.7 shall be an operating expense paid for from the Operating Account. Manager shall obtain and keep on file for Manager and for each such contractor a certificate of insurance evidencing the above requirements. Manager shall provide Owner with a copy of Manager's insurance certificate simultaneously with the execution of this Agreement. Manager's certificate of insurance shall have attached thereto an endorsement that Owner will be given at least thirty (30) days prior written notice of cancellation of or any material change in Manager's insurance policies. Manager's insurance under this Section 5.7 shall be primary for any occurrences excluded in Section 5.3 above.

  Notwithstanding anything to the contrary set forth in this Section 5.7, Manager may waive and/or modify any of the insurance requirements described above on a case by case basis.

  INDEMNIFICATION

  6.1 Indemnification of Owner. Manager shall indemnify, protect, defend (with legal counsel approved by Owner) and hold harmless Owner and Owner's partners, together with their respective officers, directors, agents, employees and affiliates (collectively "Indemnitees") from and against any and all claims, demands, actions, liabilities, losses, costs, expenses, damages, penalties, interest, fines, injuries and obligations, including reasonable attorneys' fees, court costs and litigation expenses ("Claims") incurred by any Indemnitee as a result of (a) any act by Manager (or any officer, agent, employee or contractor of Manager) outside the scope of Manager's authority hereunder, (b) any act or failure to act by Manager (or any officer, agent, employee or contractor of Manager) constituting (i) gross negligence, willful misconduct, or fraud, (ii) a breach or other violation of this Agreement, the Regulatory Agreement and/or the Project Loan documents, or (iii) a violation of applicable federal, state or local law (including without limitation, any violation of Section 42 of the Code, fair housing laws, leasing claims and labor laws), other than as covered by Owner's insurance (for gross negligence or willful misconduct only) and to the extent Owner's insurance is available, (c) Claims made by current or former employees or applicants for employment arising from hiring, supervising or firing same, or (d) any act or omission by Manager, its employees, officers, agents or contractors in violation of any applicable law.

  6.2 Indemnification of Manager by Owner. Owner shall indemnify, protect, defend and hold harmless Manager from and against any and all Claims incurred by Manager resulting from performance of its obligations under this Agreement, except that this indemnification shall not apply with respect to any Claims (a) resulting from any act by Manager outside the scope of Manager's authority hereunder, (b) resulting from any act or failure to act constituting (i) gross negligence, willful misconduct, or fraud, or (ii) a breach or other violation of this Agreement, the Regulatory Agreement and/or the Project Loan documents, (c) resulting from Claims made by current, former employees or applicants for employment arising from hiring, supervising or firing same, or (d) any act by Manager, its employees, agents or contractors in violation of any applicable federal, state or local law (including without limitation, any violation of Section 42 of the Code, fair housing laws, leasing claims and labor laws). Owner shall have the right (but not the obligation) control, without recourse, all aspects of Manager's defense against any Claims in matters in which Manager is entitled to indemnification under this Paragraph 6.2. If at any time during the course of such defense Owner determines, in its reasonable judgment, that such Claim results from an event, action or nonaction for which Manager is not entitled to indemnification hereunder, Owner shall automatically be entitled to immediate reimbursement for all losses, costs and expenses incurred on behalf of itself and of Manager incurred to the date of such determination.

  6.3 Survival. The provisions of this Article VI shall survive the termination of this Agreement.

  TERMINATION

  7.1 Termination by Owner for Cause. This Agreement may be terminated by Owner at any time prior to the expiration of the Term if Owner reasonably determines that Manager has materially breached this Agreement. In the event Owner is of the view that any act or failure to act by Manager constitutes a material breach of this Agreement, Owner shall give written notice thereof to Manager, which notice shall state in full the nature of the breach(es) of this Agreement. In the event of a breach (other than in the case of fraud, theft, negligence, misconduct, criminal acts or any event set forth in Section 7.2), if Manager cures such breach(es) within thirty (30) days after receiving the written notice from Owner, (or in cases where the breach(es) cannot be cured within thirty (30) days, but are susceptible of cure, and Manager begins to cure such breach(es) within thirty (30) days after receiving the written notice from Owner and thereafter diligently pursues such cure to completion), this Agreement shall not be terminated and shall continue in full force and effect in accordance with its terms. No notice shall be required with respect to any breach due to fraud, theft, gross negligence, willful misconduct, criminal acts or any event set forth in Section 7.2, compliance sanctions or loss of credits attributable to Manager's actions or omissions, or criminal acts or any breach that Manager received written notice of but that is repeated more than twice within twelve (12) months of the original notice.

  7.2 Termination by Owner for Other Events. Owner may also immediately terminate this Agreement by written notice to Manager upon the occurrence of the following events:

  7.2.1 Bankruptcy. Immediately, if Manager or a service company owned in whole or in part by Manager files a petition under any bankruptcy or insolvency statute or similar statue, or enters into a general arrangement with its creditors, or if any action is commenced against Manager or such service company under any such statute and such action is not dismissed or discharged within ninety (90) days from the date of its filing; or

  7.2.2 Sale of Property. Upon 30 days written notice and payment of all sums due Manager hereunder, if Owner sells or otherwise disposes of the Property, other than to a subsidiary or affiliate including a sale or conveyance by foreclosure or deed in lieu of foreclosure or a transfer of a controlling interest in Owner; or

  7.2.3 Assignment of Agreement. Upon 30 days written notice, if Manager assigns or subcontracts all or a substantial part of its obligation under this Agreement unless otherwise permitted by this Agreement, or if the current ownership and control of Manager changes in any material respect, such as the transfer of ownership or control of Manager to any person or entity not an affiliate of Manager, it being understood that Manager shall have the right to subcontract certain services customarily performed by third parties such as accounting services and security services; or

  7.2.4 Condemnation. Immediately, if all or substantially all of the Property is condemned or acquired by eminent domain or deed in lieu thereof, or

  7.2.5 Damage. Immediately, if all or substantially all of the Property is destroyed by fire or other casualty, and Owner notifies Manager that the Property will not be restored.

  7.2.6 HUD Termination. The U.S. Department of Housing and Urban Development ("HUD") may terminate the Agreement: (a) immediately, in the event a default under the Mortgage, Note, Regulatory Agreement or Subsidy Contract attributable to the Manager occurs, or (b) for failure of the Manager to comply with the provisions of the Project Owner's/Management Agent's Certification (form HUD-9839-B), or other good cause, upon thirty (30) days after HUD has mailed the Owner a written notice of its desire to terminate the Agreement.

  7.2.7 Management After HUD Termination. If HUD terminates the Agreement, the Owner will promptly make arrangements for providing management that is satisfactory to HUD.

  7.2.8 Turnover of Records and Accounts. If the Agreement is terminated, Manager agrees to turnover to Owner all of the Property's cash, trust accounts, investments and records no later than thirty (30) days after the date the Agreement is terminated and all sums due to Manager have been paid.

  7.3 Termination by Manager. Manager may terminate this Agreement upon sixty (60) days prior written notice upon any of the events set forth in Section 7.2 or in the event Owner materially breaches any obligation hereunder and such obligation is not cured within thirty (30) days following written notice to Owner. Manager shall also have the right to terminate this Agreement for no reason upon sixty (60) days written notice.

  7.4 Procedures on Cancellation or Termination.

  7.4.1 Deliveries. Upon the expiration or earlier termination of this Agreement as provided above:

  (a) Manager shall deliver to Owner, or such other person or entity designated by Owner, (i) within thirty (30) days after the effective date of termination, all books and records of, and all other documents, agreements, leases, insurance policies, correspondence, and plans relating to, the Property, and (ii) on the next business day after the effective date of termination, all funds in its possession belonging to Owner or received by Manager to make payments on behalf of Owner in connection with the Property and not theretofore expended or remitted to Owner in accordance with the terms of this Agreement;

  (b) Manager shall deliver to Owner, or such other person or entity designated by Owner, within thirty (30) days after the date of expiration or termination of this Agreement, the following: (a) an accounting reflecting the balance of income and expenses of the Property to the date of termination or expiration of this Agreement; and (b) a financial statement, prepared in accordance with- generally accepted accounting principles, covering the period from the last financial statement until all cash held by Manager has been delivered to Owner;

  (c) Manager shall assign, transfer or convey to Owner, or such other person or entity designated by Owner, within five (5) days after the effective date of termination, Manager's rights pursuant to any service contracts, and operation and maintenance agreements between Manager and a third party pertaining to the Property; and

  (d) Owner shall deliver to Manager, within thirty (30) days after the effective date of termination, a final statement outlining any Management Fees and reimbursements due to Manager through the effective date of termination or any refund of Management Fees due to Owner hereunder in connection with the Property. Owner shall pay Manager such fees and reimbursements or Manager shall pay Owner the amount of such refund, to the extent applicable.

  7.4.2 No Releases. The termination of this Agreement under any of the provisions of this Article shall not release either party hereto from liability for breach of this Agreement with respect to the Property based on events theretofore occurring or its indemnification obligations under this Agreement or confidentiality requirements under this Agreement. Upon any termination, the obligations of the parties hereto shall cease with respect to the Property, except that Manager shall not be relieved of its obligations under, and shall comply with, the provisions of this Article.

  REPRESENTATIONS AND WARRANTIES OF MANAGER

  To induce Owner to enter into this Agreement, Manager makes the following representations and warranties, which shall survive the execution and termination of this Agreement:

  8.1 Organization and Authorization. Manager is duly formed, validly existing and in good standing under the laws of the state of Manager's formation, and is qualified to do business in the state where the Property is located. Manager has all power and authority required to execute, deliver and perform this Agreement. Manager is knowledgeable and experienced in management of Section 42 properties. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager.

  8.2 Manner of Performance. Manager has sufficient staff and other resources to carry out its duties under this Agreement in a prompt, efficient and diligent manner. Manager will operate and maintain the Property according to standards consistent with similar properties in Washington, D.C., and shall cause the Property to be operated in a manner so that all requirements shall be met which are necessary to obtain or achieve (i) compliance with the Minimum Set-Aside Test, the Rent Restriction Test, and any other requirements necessary for the Property to initially qualify, and to continue to qualify, for Tax Credits, including all applicable requirements set forth in the Regulatory Agreement, (ii) issuance of IRS Forms 8609, and (iii) issuance of all necessary permanent unconditional certificates of occupancy, including all governmental approvals required to permit occupancy of all of the apartment units in the Apartment Complex;

  8.3 Licenses. Manager has or will timely obtain, at its expense, all licenses and permits necessary to perform its obligations under this Agreement and shall pay all taxes, fees or charges imposed on the business engaged in by Manager hereunder.

MISCELLANEOUS, GENERAL PROVISIONS

9.1 Tax Credit Consultant. The Manager shall employ a tax credit consultant (the "Tax Credit Consultant) at the cost of the Project for a period of time determined by the Owner if in the judgment of the Owner such assistance is desirable to assure proper compliance with Tax Credit requirements. The Tax Credit Consultant shall be an organization recognized as a national expert in managing Section 42 properties, and the selection of the Tax Credit Consultant shall be subject to the Consent of the Owner and the Special Limited Partner of the Owner. The Tax Credit Consultant shall assist the Management Agent in its responsibility of managing the Property in accordance with the requirements of the Tax Credit program. Such assistance shall include, but not be limited to, the following: (1) preparing and implementing a formal marketing plan and management plan; (2) hiring a talented and experience professional as the property manager for the Property who shall be on-site during normal business hours; (3) preparing a formal compliance program containing written policies and procedures which incorporate standardized documentation; (4) providing initial and ongoing compliance training to management personnel; and (5) review and reasonable approval, prior to signing of the tenant lease, of each tenant file for Tax Credit Units for accuracy and compliance with Tax Credit requirements. The cost of any Tax Credit Consultant retained by the Owner pursuant to this Section 9.1 shall be paid from Project funds.

9.2 No Assignment by Manager. This Agreement may not be assigned by Manager nor may Manager subcontract all or part of its obligations under this Agreement, subject to the provision in Section 7.2.3, without the prior written consent of Owner and the Special Limited Partner of the Partnership, which may be granted or withheld for any reason whatsoever, or for no reason.

9.3 Assignability by Owner. Owner may sell, assign, delegate, transfer, convey, or encumber (each, a "Transfer") all or a portion of its rights or duties under this Agreement to any person or entity to whom Owner Transfers its interest in the Property in Owner's sole discretion. If Owner shall collaterally assign this Agreement in connection with a mortgage, Manager shall execute such documents as are reasonably requested by the mortgagee or beneficiary concerning Manager's consent to Owner's collateral assignment of this Agreement and evidencing the subordination of this Agreement to any such mortgage and shall execute any amendment hereto reasonably requested by such lender that does not alter in any material respect the obligations, rights, or compensation of Manager hereunder,

9.4 No Non-Compete. Manager may enter into other agreements to manage other office, retail or residential buildings without the prior consent of Owner.

9.5 Successors and Assigns. The terms, covenants, agreements, representations and warranties contained herein shall inure to the benefit of the respective permitted successors and assigns of the parties hereto and their constituent entities and shall be binding upon all successors and assigns of the parties hereto.

9.6 Estoppel Certificate. Manager and Owner hereby covenant that each (the "Certifier"), upon at least ten (10) days' prior written request of the other (the "Requestor"), Certifier will issue to Requestor, and/or to any prospective mortgagee, transferee, assignee, or purchaser, an estoppel certificate stating: (a) whether Certifier has given or received any notice of default that has not been cured or knows of any other uncured default by either party under this Agreement, and if there are known defaults, specifying the nature thereof; (b) whether to its knowledge this Agreement has been assigned, modified or amended in any way (and if it has, then stating the nature thereof); (c) that to Certifier's knowledge, this Agreement is as of that date in full force and effect; and (d) such other matters as Requestor shall reasonably request. Such certificate shall act as a waiver of any claim by Certifier to the extent such claim is based upon facts which are contrary to those asserted in the certificate.

9.7 Notices. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing, unless otherwise set forth herein, and shall be delivered by hand, be sent by registered or certified mail, postage prepaid, return receipt requested, or be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below or to such other addresses as are specified by written notice given in accordance herewith, or shall be transmitted by facsimile to the number for each party set forth below or to such other numbers as are specified by written notice given in accordance herewith:

Owner: Capital Park Apartments Limited Partnership

c/o CP Capitol Corporation

222 Smallwood Village Center

St. Charles (Waldorf), Maryland 20602

Attention: J. Michael Wilson

Facsimile Number: (301)-843-2519

With copy to: SCDC, LLC

c/o Red Capital Markets, Inc.

150 East Gay Street, 22nd floor

Columbus, Ohio 43215

Attention: David C. Martin

Facsimile Number: (614) 857-1430

Manager: American Rental Management Company

222 Smallwood Village Center

St. Charles (Waldorf), Maryland 20602

Attention: Paul Resnik

Facsimile Number: (301) 870-8481

All notices, demands or requests delivered by hand shall be deemed given upon the date delivered. Any notice, demand or request not received because of changed address or facsimile number of which no notice was given as above provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the date of facsimile transmittal, on the first calendar day after deposit with commercial courier, or on the third calendar day following deposit in the United States Mail, as the case may be.

9.8 No Waiver. The failure of Owner or Manager to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver thereof, and Owner and Manager shall have all remedies provided herein and by applicable law with respect to the same or any subsequent act which would have originally constituted a violation. No waiver of any provision hereof shall be binding unless in writing and signed by the party waiving such provision.

9.9 Approvals. Whenever an approval, concurrence or agreement is sought from either party pursuant to the terms of this Agreement, the requesting party shall transmit in writing to the other party its request for approval, concurrence or agreement, and shall attach to each such transmittal the information, documentation and relevant facts necessary or appropriate to permit consideration of the matter for which approval, concurrence or agreement is sought.

9.10 Rights Cumulative. Except as otherwise expressly provided herein, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy provided or permitted herein or by law or in equity, but each shall be cumulative and shall be in addition to every other remedy provided herein now or hereafter existing at law or in equity.

9.11 No Third-Party Beneficiary. This Agreement is intended for the exclusive benefit of the parties hereto and, except as otherwise expressly provided herein, shall not be for the benefit of, and shall not create any rights in, or be enforceable by, any other Person.

9.12 No Oral Modification. This Agreement may not be modified, supplemented or terminated, nor may any of the obligations of the parties hereunder be waived, except by a written instrument executed by the parties hereto.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

9.14 Governing Law. This Agreement shall be governed in accordance with the laws of the state in which the Property is located.

9.15 Complete Agreement. This document forms the complete Agreement and represents the full arrangement between Owner and Manager for all property management services for the Property.

9.16 Amendments. Manager agrees to enter into any amendments to this Agreement reasonably requested by HUD, the Special Limited Partner of the Owner and the Owner's present or future lenders, provided such amendments do not adversely affect, in any material respect, the obligation of Manager under this Agreement This Agreement shall not be amended without the prior written consent of the Special Limited Partner of the Owner.

9.17 Confidentiality. Manager shall treat this Agreement as confidential and shall not disclose its contents. Manager shall treat as confidential and shall not disclose, advertise or publicize any information with respect to the Property, Owner, its partners, officers and agents without the prior written consent of Owner. Manager shall use such information only for Owner's benefit in connection with Manager's performance of its obligations hereunder. Manager's obligations under this Section shall survive expiration or termination of this Agreement,

9.18 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF OWNER AND MANAGER HEREUNDER, OWNER'S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AT THE ADDRESS SET FORTH FOR SUCH PARTY IN SECTION 9.8 HEREOF; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT SUCH ADDRESS.

9.19 Choice of Jurisdiction and Venue. Any dispute concerning this agreement should be subject to jurisdiction in Washington, D.C.

9.20 Reservation of Right. Owner specifically reserves the right to enter into and upon the Property at any and all times during the term of this Agreement for any purpose.

9.21 Nondiscrimination. In the performance of its obligations under this Agreement, the Manager will comply with the provisions of any federal, state or local law prohibiting discrimination in housing on the grounds of race, color, sex, creed or national origin, including Title VI of the Civil Rights Act of 1964 (Public Law 88-352-78 Stat. 241), all requirements imposed by or pursuant to regulations of HUD (24 C.F.R., Subtitle A, Part 1) issued pursuant to that Title, regulations issued pursuant to Executive Order II 063 and Title VIII of the 1968 Civil Rights Act.

9.22 Construction of Agreement with HUD Rights. If there is a conflict between any provision of this Agreement and HUD's rights and requirements, HUD's rights and requirements shall prevail.

9.23 Drug Free Workplace. Neither Manager nor any employee of Manager shall at any time fail to comply with the Federal Drug Free Workplace Act of 1988 or any regulations promulgated thereunder.

9.24 Duty to Cooperate. The Manager agrees to cooperate with all requests from the limited partners of the Owner and their affiliates (collectively, "Red Capital") in connection with the exercise by the limited partners of their rights set forth in the Owner's Partnership Agreement. Such obligation to cooperate shall include, but not be limited to, providing to Red Capital or making available to Red Capital, as and when required by Red Capital, all reports and information required to be provided or made available to Owner under this Agreement.

9.25 Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them on Exhibit I.

IN WITNESS WHEREOF, the parties have executed this Property Management Agreement on the day and year first hereinabove written.

OWNER:

CAPITAL PARK APARTMENTS LIMITED PARTNERSHIP

By:	CP Capitol Corporation, its General Partner

By:
Name: J. Michael Wilson
Title: President

MANAGER:

AMERICAN RENTAL MANAGEMENT COMPANY

By:	/s/ Paul Resnik
Name: Paul Resnik
Title: Senior Vice President

EXHIBIT I

DEFINITIONS

"Agency" means the District of Columbia Housing Finance Agency, in its capacity as the designated agency of the District of Columbia to allocate Tax Credits, acting through any authorized representative.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.

"40-60 Set Aside Test" means the Minimum Set-Aside Test whereby at least 40% of the units in the Property must be occupied by individuals with incomes of 60% or less of area median income, as adjusted for family size.

"HUD" means the Department of Housing and Urban Development of the United States of America, and its successors.

"Minimum Set-Aside Test" means the set-aside test selected by the Partnership pursuant to Section 42(g) of the Code with respect to the percentage of units in its Property to be occupied by tenants with incomes equal to no more than a certain percentage of area median income. The Owner has selected the 40-60 Set Aside Test as the Minimum Set Aside Test.

"Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Owner dated as of October 1, 2002, as amended from time to time in accordance with the terms thereof.

"Project Lenders" shall mean any entity in its capacity as a holder of a loan on the Property.

"Project Loans" shall mean the loans and indebtedness of the Owner to the Project Lenders.

"Regulatory Agreement" means, to the extent applicable, and collectively, any regulatory agreements and/or any declaration of covenants and restrictions heretofore or hereafter entered into between the Owner and the Project Lenders or any applicable government agency setting forth certain terms and conditions under which the Property is to be operated.

"Rent Restriction Test" means the test pursuant to Section 42(g) of the Code whereby the gross rent charged to tenants of the low-income units in the Property cannot exceed thirty percent (30%) of the imputed income limitation of the applicable units.

"Tax Credit" means the low-income housing tax credit allowed for low-income housing projects pursuant to Section 42 of the Code.